Exhibit 99.1
                              For Immediate Release
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Company Contacts:                                ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer            Phone: 303-421-4063
randall.marx@arcwireless.net                     Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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              ARC WIRELESS SOLUTIONS REPORTS THIRD QUARTER RESULTS


     Wheat Ridge, Colorado November 14, 2008 - ARC Wireless Solutions, Inc. ("ARC") (NASDAQ:ARCW) today announced operating results for the three and nine months ended September 30, 2008. Revenues for the three months ended September 30, 2008 were $2,284,000 compared to $1,986,000 for the three months ended September 30, 2007. Revenues for the nine months ended September 30, 2008 were $5,905,000 compared to $5,656,000 for the same period last year. The increases in revenues for the three and nine months ended September 30, 2008 compared to the three and nine months ended September 30, 2007 are attributable to the increase in sales by our Wireless Communications Solutions Division.

     The net income for the three months ended September 30, 2008 was $11,000, or $.003 per share, compared to the net loss of $(173,000), or $(.06) per share, for the three months ended September 30, 2007. The increase in net income for the three-month period ended September 30, 2008 compared to September 30, 2007 was due to a 15% increase in revenue, an increase in gross profit and a decrease in SG&A of $155,000 partially offset by a decrease of $141,000 in interest income. The net loss for the nine months ended September 30, 2008 was $(292,000) or $(.10) per share, compared to a net loss of $(365,000), or $(.12) per share, for the nine months ended September 30, 2007. The decrease in the net loss for the nine months ended September 30, 2008 compared to the same period last year is primarily due to an increase in revenues, and an increase in gross margin partially offset by a reduction in interest income of $283,000.

     Gross profit was 35% and 31% for the three months ended September 30, 2008 and September 30, 2007, respectively, and 37% and 32% for the nine months ended September 30, 2008 and September 30, 2007, respectively. The increase in gross profit percentage for the three and nine months ended September 30, 2008 is primarily the result of lower operating costs due to our efforts in successfully transitioning most of our production to China through our Hong Kong subsidiary, ARC Wireless Hong Kong Ltd., as well as reducing overhead from our U.S. operations.

     More information and analysis of ARC Wireless Solutions' financial results are provided in the management discussion and analysis of financial condition and results of operations in the Form 10-Q for the third quarter ended September 30, 2008 filed with the Securities and Exchange Commission November 14, 2008. The Form 10-Q will also be available at the SEC's website at www.sec.gov and ARC Wireless' website at www.arcwireless.net.

About ARC Wireless Solutions, Inc.


     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.